Exhibit 3.1

FORTRESS NET LEASE REIT

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The undersigned trustee does hereby form a statutory trust pursuant to the laws of the State of Maryland.

SECOND: The name of the statutory trust (the “Trust”) is:

Fortress Net Lease REIT

THIRD: The address of the Trust’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264.

FOURTH: The name and business address of the Trust’s resident agent are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

FIFTH: Pursuant to Section 12-501(d) of the Maryland Statutory Trust Act, the assets of each series or class of beneficial interest in the Trust are subject to limitations on liability as set forth in the governing instrument of the Trust.

SIXTH: The undersigned, being the sole trustee of the Trust, acknowledges under the penalties of perjury, that to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned trustee has signed this Certificate of Trust this 24th day of January, 2023.

/s/ Alexander Gillette
Name:	Alexander Gillette
Title:	Trustee